Exhibit 10.2

Final Form

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is dated as of October 24, 2023 (the “Effective Date”), by and among Learn CW Investment Corporation, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (the “Parent”), the Persons set forth on Schedule I to this Agreement (the “Parent Support Parties”), and Innventure LLC, a Delaware limited liability company (the “Company”). The Parent, the Company and the Parent Support Parties are sometimes referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not defined in this Agreement shall have the respective meanings given to such terms in the Business Combination Agreement (as defined below).

WHEREAS, as of the Effective Date, the Parent Support Parties are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) and are entitled to dispose of (or to direct the disposition of) and to vote (or direct the voting of) such number of Parent Class B Ordinary Shares and Parent Private Placement Warrants as are indicated opposite each of their names on Schedule I attached to this Agreement (collectively, the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Parent, the Company, Learn SPAC Holdco, Inc., a Delaware corporation (“Holdco”), LCW Merger Sub, Inc., a Delaware corporation (“LCW Merger Sub”), Innventure Merger Sub, LLC, a Delaware limited liability company (“Innventure Merger Sub”, and together with LCW Merger Sub, the “Merger Subs”), have entered into the Business Combination Agreement (as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), dated as of the Effective Date, pursuant to which, upon the terms and subject to the conditions set forth therein, (i) LCW Merger Sub with merge with and into Parent, with Parent surviving as the wholly-owned subsidiary of Holdco (the “LCW Merger”), and (ii) Innventure Merger Sub will merge with and into the Company, with the Company surviving as the wholly-owned subsidiary of Holdco (the “Innventure Merger”, and together with the LCW Merger, the “Merger”).

WHEREAS, (i) as a result of the LCW Merger, each Parent Ordinary Share issued and outstanding immediately prior to the effective time of the LCW Merger will be converted into the right to receive one share of Holdco Common Stock, and (ii) as a result of the Innventure Merger, Company membership units issued and outstanding immediately prior to the effective time of the Innventure Merger will be converted into the right to receive a certain number of shares of Holdco Common Stock (such transaction described in clauses (i) and (ii), together with the Merger and other transactions contemplated by the Business Combination Agreement, the “Transactions”); and

WHEREAS, as a condition to the willingness of the Company to enter into the Business Combination Agreement, and as an inducement and in consideration therefor, the Parent Support Parties are executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. Each Parent Support Party acknowledges that such Person has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with such Person’s tax and legal advisors. Each Parent Support Party shall be bound by, be subject to and comply with Section 6.06 (No Solicitation), Section 6.15 (Public Announcements) and Section 6.16 (Confidential Information) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if such Parent Support Party was an original signatory to the Business Combination Agreement with respect to such provisions.

Final Form

Section 1.2 No Transfer.

(a) Unless otherwise deemed a Permitted Transfer or with the Company’s prior written consent, during the period commencing on the Effective Date and ending on the earliest of: (i) the Closing; (ii) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 8.01 (Termination) of the Business Combination Agreement (the “BCA Termination”); and (iii) the liquidation of the Parent, without the prior written consent of the Company, no Parent Support Party shall: (A) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities owned by such Parent Support Party; (B) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of any Subject Securities owned by the Parent Support Parties, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; (C) take any action in furtherance of any of the matters described in the foregoing clause (A) or (B); or (D) publicly announce any intention to effect any transaction specified in the foregoing clause (A) or (B) (each, a “Transfer”).

(b) “Permitted Transfer” means any Transfer of the Subject Securities: (i) to the Parent’s officers or directors, any Affiliate or family member of any of the Parent’s officers or directors, any members or partners of the Sponsor or their Affiliates and funds and accounts advised or managed by such members or partners, any Affiliates of the Sponsor, or any employees of such Affiliates; (ii) upon reasonably prompt prior notice to the Company, by private sales or in connection with the consummation of the Transactions at prices no greater than the price at which the Subject Securities were originally purchased; (iii) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s family or an Affiliate of such person or to a charitable organization; (iv) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (v) in the case of an individual, pursuant to a qualified domestic relations order; (vi) in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; (viii) to the Parent for no value for cancellation in connection with the consummation of the Transactions; (ix) in the event of the Parent’s liquidation prior to the completion of a business combination; (x) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Parent Shareholders having the right to exchange their Parent Class B Ordinary Shares for cash, securities or other property subsequent to the completion of the Transactions; or (xi) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (x). Notwithstanding the foregoing, in the case of clauses (i) through (vii), as a precondition to such Transfer, such transferee must enter into a written agreement with the Company and the Parent agreeing to assume all of the obligations under this Agreement with respect to such Subject Securities and to be bound by the restrictions set forth in this Agreement. No Transfer permitted under this Section 1.2 shall relieve the applicable Parent Support Party of such Person’s obligations under this Agreement.

Section 1.3 New Shares. If: (a) any Parent Class B Ordinary Shares or Parent Warrants are issued to a Parent Support Party after the Effective Date pursuant to any share dividend, share split, recapitalization, reclassification, combination or exchange of or similar transaction with respect to, on or affecting the Parent Class B Ordinary Shares or the Parent Warrants owned by such Parent Support Party or otherwise; (b) a Parent Support Party purchases or otherwise acquires beneficial ownership of any Parent Class B Ordinary Shares or Parent Warrants after the Effective Date; or (c) a Parent Support Party acquires the right to vote or share in the voting of any Parent Class B Ordinary Shares after the Effective Date (such Parent Class B Ordinary Shares or Parent Warrants, collectively, the “New Securities”), then such New Securities acquired or purchased by such Parent Support Party shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by such Parent Support Party as of the Effective Date.

Section 1.4 Closing Date Deliverables. On the Closing Date, each of the Parent Support Parties shall deliver to the Parent and the Company a duly executed copy of the A&R Registration Rights Agreement.

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Section 1.5 Agreements.

(a) In all circumstances in which the vote, consent or other approval of the Parent Shareholders is sought, each of the Parent Support Parties shall: (i) appear at each such meeting, in person or by proxy, or otherwise cause all of such Person’s Subject Securities that are entitled to vote and any Parent Class A Ordinary Shares held by such Parent Support Party to be counted as present at such meeting for purposes of calculating a quorum; and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of such Person’s Subject Securities that are entitled to vote and any Parent Class A Ordinary Shares held by such Parent Support Party:

(A) in favor of each Transaction Proposal;

(B) in favor of each proposal, action or agreement in connection with any Additional Financing;

(C) in favor of each proposal, action or agreement in connection with the CEF;

(D) against any merger agreement or merger (other than the Business Combination Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Parent;

(E) against any change in the business, management or board of directors of the Parent (other than in connection with the Transaction Proposals or pursuant to the Business Combination Agreement or the Ancillary Documents); and

(F) against any proposal, action or agreement that would: (I) impede, interfere, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Transactions; (II) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Parent under the Business Combination Agreement; (III) result in any of the conditions set forth in Article VII (Closing Conditions) of the Business Combination Agreement not being fulfilled; (IV) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Parent Support Party contained in this Agreement; or (V) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, the Parent.

No Parent Support Party shall commit or agree to take any action inconsistent with the foregoing in such Parent Support Party’s capacity as a shareholder of the Parent.

(b) Notwithstanding anything to the contrary in this Agreement, if at any time following the Effective Date and until the BCA Termination, the board of directors of the Parent effect a Modification in Recommendation, then the obligations of the Parent Support Parties to vote or consent in accordance with Section 1.5(a): (i) with respect to the Parent Support Parties other than Sponsor, shall cease to apply, and from and after the occurrence of a Modification in Recommendation, such Parent Support Parties shall be expressly permitted to vote or provide consent in respect of their respective Subject Securities in their sole discretion; and (ii) with respect to the Sponsor, shall automatically be deemed to be modified such that, from and after the occurrence of a Modification in Recommendation, the Sponsor shall vote or provide consent in respect of its Subject Securities in the same proportion to the votes cast or consent provided, as applicable, by the holders of the Parent Class B Ordinary Shares (but shall continue to vote or provide consent in accordance with Section 1.5(a) with respect to all Parent Class A Ordinary Shares held by the Sponsor).

Section 1.6 No Challenges. Each Parent Support Party agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Parent, the Company or any of their respective successors or directors: (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement; or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into this Agreement, the Business Combination Agreement or the Transactions. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit or restrict the ability of the Parent Support Parties to enforce their rights under this Agreement or any other Ancillary Document to which such Person is a party or seek any other remedies with respect to any breach of this Agreement or such other Ancillary Document by any other party to this Agreement or such other Ancillary Document, including by commencing any action in connection with this Agreement or any other Ancillary Document.

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Section 1.7 Further Assurances. Each Parent Support Party shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement and the Transactions on the terms and subject to the conditions set forth in the Business Combination Agreement.

Section 1.8 No Inconsistent Agreement. Each Parent Support Party represents and covenants that such Parent Support Party has not, in such Person’s capacity as a shareholder of the Parent, entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Parent Support Party’s obligations under this Agreement.

Section 1.9 Waiver of Anti-Dilution Provision. Subject to the consummation of the Transactions, each Parent Support Party waives (for itself and for its successors, heirs and assigns), to the fullest extent permitted by law and the amended and restated memorandum and articles of association of the Parent (as may be amended from time to time, the “Articles”), all anti-dilution rights that would otherwise result in Parent Class B Ordinary Shares held by such Parent Support Party converting into Holdco Common Shares on a greater than one-for-one basis in connection with the Transactions. The waiver specified in this Section 1.9 shall be applicable only in connection with the Transactions and the transactions contemplated by this Agreement and any Holdco Common Shares or equity-linked securities issued in connection with the Transactions and the transactions contemplated by this Agreement. If the Business Combination Agreement shall be terminated for any reason, the foregoing waiver shall be void and of no force and effect.

Section 1.10 Sponsor Surrendered Securities. Effective immediately upon the Closing, Sponsor will (i) forfeit 750,000 shares of Parent Class B Ordinary Shares held by the Sponsor for no consideration and (ii) be subject to potential additional forfeiture and cancellation of up to 1,880,000 shares of Parent Class B Ordinary Shares held by the Sponsor (the “At Risk Sponsor Shares”) for no consideration as follows:

(a) to the extent the aggregate amount of any Additional Financing (which may be debt or equity financing) plus any funds from Trust Account available for distribution to the Holdco or the Company at Closing (the “Additional Funds”) equals or exceeds $50,000,000 (the “Target Amount”) before taking into account financing fees and transaction expenses, none of the At Risk Sponsor Shares shall be forfeited;

(b) to the extent the Additional Funds are less than the Target Amount, the Sponsor shall forfeit such number of the At Risk Sponsor Shares as shall be equal to the product of 1,880,000 multiplied by a fraction, the numerator of which shall be the Target Amount less the actual amount of Additional Funds and the denominator of which shall be the Target Amount. For illustration only, if the Additional Funds are equal to $20,000,000, the Sponsor shall forfeit 1,128,000 At Risk Sponsor Shares, calculated by multiplying 1,880,000 shares times (($50,000,000 minus $20,000,000) divided by $50,000,0000); and

(c) notwithstanding the foregoing subparts (a) and (b), to the extent the Sponsor shall not forfeit any of the At Risk Sponsor Shares as specified above, Sponsor shall not Transfer any shares of Holdco Common Stock received by Sponsor in exchange for such retained At Risk Sponsor Shares pursuant to the LCW Merger (the “At Risk Holdco Shares”) until the VWAP of the shares of Holdco Common Stock shall have exceeded $11.50 per share for at least twenty days in any immediately preceding thirty day period (the “VWAP Completion Event”); provided, that if the VWAP Completion Event has not occurred prior to the date that is seven (7) years following the Closing, all of such At Risk Holdco Shares shall automatically be deemed to be forfeited and Holdco shall, and shall cause its transfer agent to, cancel such shares on the books and records of Holdco.

“Additional Financing” means an Additional Financing (as defined in the Business Combination Agreement); provided, that any debt or equity financing approved by the Company not otherwise meeting the definition of an Additional Financing shall be deemed an Additional financing for purposes of this Section 1.10; provided, further that if Sponsor delivers to the Company a bona fide third party offer to provide debt or equity financing that meets the definition of an Additional Financing and the Company does not complete such proposed financing, such amounts shall be deemed raised for purposes of this Section 1.10.

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Section 1.11 Milestone Earnout.

(a)          In addition to the At Risk Sponsor Shares and At Risk Holdco Shares determined as set forth in Section 1.10 above, the Sponsor shall not Transfer any Milestone Shares (as defined below) except in accordance with the following milestones (the “Milestones”), if achieved:

(i)         Forty percent (40%) of the Milestone Shares shall be Transferable upon achievement by Holdco of Milestone One.

(ii)        Forty percent (40%) of the Milestone Shares shall be Transferable upon achievement by Holdco of Milestone Two.

(iii)       Twenty percent (20%) shall of the Milestone Shares shall be Transferable upon achievement by Holdco of Milestone Three.

(b)          “Milestone Shares” means an amount of shares of Holdco Common Stock (received by the Sponsor in exchange for its Parent Class B Ordinary Shares in the LCW Merger) equal to the product of 3,000,000 multiplied by a fraction, the numerator of which is 5 million and the denominator of which is the total Merger Consideration. The Milestone Shares shall be adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends, extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to the shares of Holdco Common Stock occurring on or after the Closing. Milestones may be achieved at the same time or at different times. If any Milestone shall not be achieved by the seventh (7th) anniversary of the Closing, then the Milestone Shares associated with such Milestone shall automatically be deemed to be forfeited and Holdco shall, and shall cause its transfer agent to, cancel such shares on the books and records of Holdco.

(c)          Notwithstanding the above, any Milestones otherwise not yet achieved on or prior to the seventh (7th) anniversary of the Closing shall automatically be deemed to have occurred and all Milestone Shares associated with such Milestone shall be immediately due and payable by Holdco upon the occurrence of any of the following:

(i)         There is a Change of Control; or

(ii)        The occurrence of the VWAP Completion Event.

(d)          For the avoidance of doubt, the achievement of Milestone One, Milestone Two and Milestone Three, respectively, pursuant to the Business Combination Agreement, shall be deemed an achievement of such Milestones for purposes of this Section 1.11.

Section 1.12 Sponsor Waiver of Exercise Rights. In the event a member of the Sponsor serves on the board of directors of the Holdco following the completion of the Transactions, Sponsor shall waive its rights to exercise Converted Warrants on a cashless basis. For the avoidance of doubt, the member serving on the board of directors of the Holdco shall retain his right to exercise his Holdco Warrants on a cashless basis.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Parent Support Parties. Each Parent Support Party, severally and not jointly, represents and warrants as of the Effective Date to the Parent and the Company, in each case, only with respect to itself, as follows:

(a) Organization; Due Authorization. If the Parent Support Party is an individual, such Person has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform such Person’s obligations under this Agreement and to consummate the transactions contemplated by this Agreement. If the Parent Support Party is not an individual: (i) such Person is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which such Person is incorporated, formed, organized or constituted; and (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement are within such Parent Support Party’s corporate, limited liability company, partnership or similar organizational powers and have been duly authorized by all necessary corporate, limited liability company, partnership or similar organizational actions on the part of such Parent Support Party. This Agreement has been duly executed and delivered by such Parent Support Party. Assuming the due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Parent Support Party. Except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies, this Agreement is enforceable against such Parent Support Party in accordance with its terms. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of such Parent Support Party.

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(b) Ownership. Such Parent Support Party is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of, and has good title to, all of such Person’s respective Subject Securities. There exist no Liens or any other limitation or restriction affecting any such Subject Securities, other than Liens pursuant to: (i) this Agreement; (ii) the Parent’s Organizational Documents; (iii) the Business Combination Agreement; (iv) the Sponsor’s Organizational Documents; (v) agreements between such Parent Support Party and such Parent Support Party’s members or Affiliates, as applicable; or (vi) any applicable securities Laws. Such Parent Support Party’s Subject Securities are the only equity securities of the Parent owned of record or beneficially by such Parent Support Party on the Effective Date. Except as provided under this Agreement, none of such Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities. Other than the Parent Warrants held by such Parent Support Party, such Parent Support Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Parent or any equity securities convertible into, or which can be exchanged for, equity securities of the Parent.

(c) No Conflicts. The execution and delivery of this Agreement by such Parent Support Party does not, and the performance by such Parent Support Party of such Person’s obligations under this Agreement will not: (i) if such Parent Support Party is not an individual, conflict with or result in a violation of the organizational documents of such Parent Support Party; or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Parent Support Party or such Parent Support Party’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Parent Support Party of such Person’s obligations under this Agreement.

(d) Litigation. There are no Legal Proceedings pending against such Parent Support Party, or to the knowledge of such Parent Support Party threatened against such Parent Support Party, before (or, in the case of threatened Legal Proceedings, that would be before) any arbitrator or any Governmental Authority, that in any manner challenge or seek to prevent, enjoin or materially delay the performance by such Parent Support Party of such Person’s obligations under this Agreement.

(e) Brokerage Fees. Except as set forth on Section 5.15 (Finders and Brokers) of the Parent Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the Transactions based upon arrangements made by such Parent Support Party, for which such Person or such Person’s Affiliates would be liable.

(f) Acknowledgement. Such Parent Support Party understands and acknowledges that each of the Parent and the Company is entering into the Business Combination Agreement in reliance upon the Parent Support Party’s execution and delivery of this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of: (a) the BCA Termination; (b) the liquidation of the Parent; and (c) the written agreement of the Parent Support Parties, the Parent and the Company. Upon such termination of this Agreement: (i) all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party to this Agreement to any Person with respect to this Agreement or the transactions contemplated by this Agreement; and (ii) no party to this Agreement shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the termination of this Agreement shall not relieve any party to this Agreement from liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.

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Section 3.2 No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the parties to this Agreement. No claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation of this Agreement or its subject matter, or the transactions contemplated by this Agreement shall be asserted against any Non-Party Affiliate. Except to the extent liable in such Person’s capacity as a party to this Agreement, no Non-Party Affiliates shall have any liability arising out of or relating to this Agreement, the negotiation of this Agreement or its subject matter, or the transactions contemplated by this Agreement, including: (a) with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement; (b) in respect of any written or oral representations made or alleged to be made in connection with this Agreement; (c) as expressly provided in this Agreement; or (d) for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation of this Agreement or the transactions contemplated by this Agreement. “Non-Party Affiliate” means: (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of each of the Company, the Parent, the Sponsor or any of the Parent Support Parties; and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons referred to in the immediately preceding clause (i) (other than the parties to this Agreement).

Section 3.3 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) no Parent Support Party makes any agreement or understanding in this Agreement in any capacity other than in such Parent Support Party’s capacity as a record holder and beneficial owner of such Person’s respective Subject Securities; and (b) nothing in this Agreement will be construed to limit or affect any action or inaction expressly permitted under the Business Combination Agreement by any Parent Support Party or any representative of such Parent Support Party in such Person’s capacity as a member of the board of directors (or other similar governing body) of the Parent or as an officer, employee or fiduciary of the Parent or an Affiliate of the Parent.

Section 3.4 Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned (including by operation of law) without the prior written consent of the parties to this Agreement. Any assignment without such consent shall be null and void.

Section 3.5 Specific Performance. The parties to this Agreement acknowledge and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. In addition to any other remedy to which such party is entitled at law or in equity, the parties to this Agreement shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party waives the defense, that there is an adequate remedy at law. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such action.

Section 3.6 Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated by this Agreement must be brought in the Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom (or, but only to the extent the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties irrevocably: (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding; (ii) waives any objection such party may now or after this Agreement have to personal jurisdiction, venue or to convenience of forum; (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court; and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any other court. Nothing in this Agreement shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding brought pursuant to this Section 3.6.

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Section 3.7 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Parent, the Company and the Parent Support Parties.

Section 3.8 Miscellaneous. Sections 9.02 (Notices), 9.05 (Governing Law), 9.07 (Waiver of Jury Trial), 9.09 (Severability), 9.11 (Entire Agreement), 9.12 (Interpretation), 9.13 (Counterparts) and 9.15 (Waiver of Claims Against Trust) of the Business Combination Agreement are each incorporated into this Agreement (including any relevant definitions contained in any such Sections), mutatis mutandis.

Section 3.9 Liability. The liability of any Parent Support Party under this Agreement is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Parent Support Party be liable for any other Parent Support Party’s breach of such other Parent Support Party’s obligations under this Agreement.

Section 3.10 Disclosure. Each Parent Support Party authorizes the Parent and the Company to publish and disclose in any announcement or disclosure relating to the Transactions, including any such announcement or disclosure required or requested by the SEC (or as otherwise required or requested pursuant to any applicable Laws or any other Governmental Authorities), such Parent Support Party’s identity and ownership of the Subject Securities, the nature of such Parent Support Party’s obligations under this Agreement and a copy of this Agreement, if reasonably deemed appropriate by the Parent and the Company. Each Parent Support Party will promptly provide any information reasonably requested in writing by the Parent or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC).

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

PURCHASER:

LEARN CW INVESTMENT CORPORATION

By:	/s/ Robert Hutter
Name:	Robert Hutter
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

COMPANY:

INNVENTURE LLC

By:	/s/ David Yablunosky
Name:	David Yablunosky
Title:	Managing Partner and Chief Financial Officer

[Signature Page to Sponsor Support Agreement]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

PURCHASER SUPPORT PARTIES:

CWAM LC SPONSOR LLC
By:	ABF Manager LLC, its manager

By:	/s/ Adam Fisher
Name:	Adam Fisher
Title:	Sole Member

[Signature Page to Sponsor Support Agreement]

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SCHEDULE I

Parent Support Parties

Insider; Address	Parent Class B Ordinary Shares	Parent Class A Ordinary Shares
CWAM LC Sponsor LLC c/o ABF Manager LLC 11755 Wilshire Blvd., Suite 2320 Los Angeles, California 90025	5,630,000	770,000

[Schedule I to Sponsor Support Agreement]